Exhibit 99.1

CELSIUS HOLDINGS, INC. ANNOUNCES CLOSING OF
$14.5 MILLION PUBLIC OFFERING OF 900,000 UNITS;
COMMON STOCK AND WARRANTS LISTED ON NASDAQ CAPITAL MARKET

Delray Beach, Florida — February 16, 2010 — Celsius Holdings, Inc. (Nasdaq: CELH and CELHW), announced today the closing of its previously announced public offering of 900,000 units resulting in aggregate gross proceeds of $14.5 million.  Each unit consists of four shares of common stock and one warrant to purchase one share of common stock.  The warrants are exercisable at a price of $5.32 per share at any time through February 8, 2013.  In addition, the Company has granted the underwriters an option to purchase up to 135,000 additional units to cover over-allotments, exercisable at any time up to 45 days from the closing of the offering.

The net proceeds of the offering after deducting underwriting discount and estimated offering expenses were approximately $13.1 million.  The net proceeds will be used for 2010 marketing efforts, product development and general corporate purposes, including working capital.

The common stock and warrants comprising the units are separately transferable and trade on the Nasdaq Capital Market under the symbols “CELH” and “CELHW,” respectively. The units do not trade on any exchange.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), acted as the sole book-runner, with Maxim Group LLC acting as co-managing underwriter.  Copies of the final prospectus relating to the offering may be obtained from Ladenburg Thalmann & Co. Inc., 4400 Biscayne Blvd, 14th Floor, Miami, FL 33137.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities. There shall be no sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH and CELHW) markets Celsius®, the original, great tasting calorie burner that is backed by science, through its wholly-owned operating subsidiary, Celsius, Inc. Celsius, Inc. is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. is available at our website. More information about Celsius, the original, great tasting calorie burner, is available at http://www.celsius.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Contact Info:
Geary W. Cotton (866) 4-CELSIUS or gcotton@celsius.com
Jan Norelid (866) 4-CELSIUS or jnorelid@celsius.com
Source: Celsius Holdings, Inc.